                                                                    Exhibit 12.1

                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges

(in thousands, except ratios)
                                                       Two Quarters
                                                     (28 weeks) Ended
                                                ---------------------------
                                                September 9,  September 10,
                                                    1995          1994
                                                ------------  -------------
Earnings before income taxes                       130,627       138,530

Less undistributed earnings of ShopKo                  (88)         (334)
                                                   -------       -------

Earnings before income taxes                       130,539       138,196

Interest Expense                                    76,890        67,955

Interest on operating leases                         9,020         9,588
                                                   -------       -------

                                                   216,449       215,739
                                                   =======       =======

Total fixed charges                                 85,910        77,543
                                                   =======       =======

Ratio of earnings to fixed charges                    2.52          2.78
                                                   =======       =======